Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
GSI Commerce, Inc.
King of Prussia, Pennsylvania
We have audited the accompanying consolidated balance sheets of GSI Commerce, Inc. and subsidiaries (the “Company”) as of January 2, 2010 and January 3, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three fiscal years in the period ended January 2, 2010. Our audits also included the financial statement schedule listed in the Index at Item 15(a) 2 of Form 10-K (not included herein). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GSI Commerce, Inc. and subsidiaries as of January 2, 2010 and January 3, 2009, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 2, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 14 to the consolidated financial statements, the Company has retrospectively adjusted the fiscal 2007, 2008 and 2009 segment disclosures to reflect the new measure of segment profit and loss, which was changed in the second fiscal quarter of 2010.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of January 2, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 5, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 5, 2010 (August 10, 2010 as to the effect of the retrospective adjustment discussed in Note 14)

GSI COMMERCE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	January 3,	January 2,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$130,315	$228,430
Accounts receivable, net of allowance of $2,747 and $4,648	78,544	70,582
Inventory	42,856	55,678
Deferred tax assets	18,125	12,347
Prepaid expenses and other current assets	11,229	13,187

Total current assets	281,069	380,224

Property and equipment, net	164,833	163,329
Goodwill	194,996	373,003
Intangible assets, net of accumulated amortization of $18,340 and $29,172	46,663	132,875
Long-term deferred tax assets	11,296	—
Other assets, net of accumulated amortization of $16,384 and $17,264	17,168	12,417

Total assets	$716,025	$1,061,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$98,100	$126,914
Accrued expenses	116,747	150,173
Deferred revenue	20,397	20,645
Convertible notes	—	55,443
Current portion of long-term debt	4,887	5,260

Total current liabilities	240,131	358,435

Convertible notes	161,951	116,948
Long-term debt	32,609	28,142
Deferred acquisition payments	—	63,763
Deferred tax liabilities	—	8,534
Deferred revenue and other long-term liabilities	6,838	9,686

Total liabilities	441,529	585,508

Commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; 0 shares issued and outstanding as of January 3, 2009 and January 2, 2010	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized; 47,630,824 and 60,033,393 shares issued as of January 3, 2009 and January 2, 2010 respectively; 47,630,621 and 60,033,190 shares outstanding as of January 3, 2009 and January 2, 2010, respectively	476	600
Additional paid in capital	430,933	642,852
Accumulated other comprehensive loss	(2,327)	(1,498)
Accumulated deficit	(154,586)	(165,614)

Total stockholders’ equity	274,496	476,340

Total liabilities and stockholders’ equity	$716,025	$1,061,848

The accompanying notes are an integral part of these consolidated financial statements.

GSI COMMERCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Fiscal Year Ended
	December 29,	January 3,	January 2,
	2007	2009	2010

Revenues:
Net revenues from product sales	$512,194	$577,073	$542,249
Service fee revenues	237,763	389,853	461,966

Net revenues	749,957	966,926	1,004,215

Costs and expenses:
Cost of revenues from product sales	356,541	405,254	398,604
Marketing	64,573	70,282	54,831
Account management and operations, inclusive of $3,241 $7,505 and $9,028 of stock-based compensation	177,473	260,325	273,070
Product development, inclusive of $1,749 $4,118 and $5,740 of stock-based compensation	66,032	104,208	120,176
General and administrative, inclusive of $4,052 $7,780 and $9,994 of stock-based compensation	43,682	68,964	82,922
Depreciation and amortization	37,337	68,153	63,395
Changes in fair value of deferred acquisition payments	—	—	951

Total costs and expenses	745,638	977,186	993,949

Income (loss) from operations	4,319	(10,260)	10,266

Other (income) expense:
Interest expense	12,191	18,841	19,430
Interest income	(9,270)	(1,772)	(478)
Other expense	237	1,562	(2)
Loss on sale of marketable securities	5,007	—	—
Impairment of equity investments	—	1,665	—

Total other expense	8,165	20,296	18,950

Loss before income taxes	(3,846)	(30,556)	(8,684)

(Benefit) provision for income taxes	(2,887)	(7,585)	2,344

Net loss	$(959)	$(22,971)	$(11,028)

Loss per share- basic and diluted	$(0.02)	$(0.49)	$(0.21)

Weighted average shares outstanding — basic and diluted	46,433	47,347	51,457

The accompanying notes are an integral part of these consolidated financial statements.

GSI COMMERCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

						Accumulated
			Additional			Other
	Common Stock		Paid in	Accumulated	Comprehensive	Comprehensive
	Shares	Dollars	Capital	Deficit	(Loss) Income	Loss	Total

Consolidated balance at December 30, 2006	45,879	$458	$366,073	$(130,656)		$(97)	$235,778

Net loss				(959)	(959)		(959)
Net unrealized gain on available- for-sale securities, net of tax					11	11	11
Add: Reclassification adjustment for losses realized in net income					80	80	80
Cumulative translation adjustment, net of tax					(150)	(150)	(150)

Comprehensive income					$(1,018)

Stock-based compensation expense			8,028				8,028
Issuance of convertible notes			26,783				26,783
Issuance of common stock and warrants upon exercise of options	805	8	8,072				8,080
Issuance of stock awards upon vesting	164	2	(2)				—
Share-based awards retained for taxes			(1,288)				(1,288)
Tax benefit in connection with exercise of stock options and awards			4,537				4,537

Consolidated balance at December 29, 2007	46,848	$468	$412,203	$(131,615)		$(156)	$280,900

Net loss				(22,971)	(22,971)		(22,971)
Cumulative translation adjustment, net of tax					(2,171)	(2,171)	(2,171)

Comprehensive loss					$(25,142)

Stock-based compensation expense			18,494				18,494
Issuance of common stock and warrants upon exercise of options	128	1	1,384				1,385
Issuance of stock awards upon vesting	655	7	(7)				—
Share-based awards retained for taxes			(222)				(222)
Tax deficit in connection with exercise of stock options and awards			(919)				(919)

Consolidated balance at January 3, 2009	47,631	$476	$430,933	$(154,586)		$(2,327)	$274,496

Net loss				(11,028)	(11,028)		(11,028)
Cumulative translation adjustment, net of tax					829	829	829

Comprehensive loss					$(10,199)

Stock-based compensation expense			23,749				23,749
Issuance of common stock and warrants upon exercise of options	772	8	5,312				5,320
Issuance of stock awards upon vesting	1,368	14	(14)				—
Share-based awards retained for taxes			(60)				(60)
Tax benefit in connection with exercise of stock options and awards			1,175				1,175
Acquisition consideration	4,798	48	93,897				93,945
Common stock issued in public offering, net of costs	5,464	54	87,860				87,914

Consolidated balance at January 2, 2010	60,033	$600	$642,852	$(165,614)		$(1,498)	$476,340

The accompanying notes are an integral part of these consolidated financial statements.

GSI COMMERCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended
	December 29,	January 3,	January 2,
	2007	2009	2010
Cash Flows from Operating Activities:
Net loss	$(959)	$(22,971)	$(11,028)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	32,763	54,557	52,633
Amortization	4,574	13,596	10,762
Amortization of discount on convertible notes	6,542	9,462	10,440
Changes in fair value of deferred acquisition payments	—	—	951
Stock-based compensation	9,042	19,403	24,762
Foreign currency transaction losses	—	1,571	14
Loss on sale of marketable securities	5,007	—	—
Impairment of equity investments	—	1,665	—
Loss (gain) on disposal of equipment	34	(354)	(10)
Deferred income taxes	(3,305)	(7,722)	202
Changes in operating assets and liabilities:
Accounts receivable, net	(7,005)	(8,130)	10,010
Inventory	(471)	4,437	7,677
Prepaid expenses and other current assets	(2,265)	2,142	(544)
Other assets, net	739	1,724	2,159
Accounts payable and accrued expenses and other	7,633	23,513	33,967
Deferred revenue	5,805	3,076	(1,771)

Net cash provided by operating activities	58,134	95,969	140,224

Cash Flows from Investing Activities:
Payments for acquisitions of businesses, net of cash acquired	(100,574)	(145,001)	(88,892)
Cash paid for property and equipment, including internal use software	(54,196)	(57,180)	(43,007)
Proceeds from disposition of assets	—	1,500	—
Release of restricted cash escrow funds	—	—	1,052
Cash paid for equity investments	(3,083)	—	—
Purchases of marketable securities	(263,688)	—	—
Sales of marketable securities	371,264	—	—

Net cash used in investing activities	(50,277)	(200,681)	(130,847)

Cash Flows from Financing Activities:
Proceeds from convertible notes	150,000	—	—
Borrowings on revolving credit loan	—	70,000	—
Repayments on revolving credit loan	—	(70,000)	—
Proceeds from sale of common stock	—	—	92,596
Proceeds from capital lease financing	—	7,901	—
Equity issuance costs paid	—	—	(4,728)
Debt issuance costs paid	(5,042)	(561)	—
Repayments of capital lease obligations	(935)	(3,032)	(4,503)
Repayments of mortgage note	(182)	(195)	(184)
Excess tax benefit in connection with exercise of stock options and awards	359	14	92
Proceeds from exercise of common stock options and warrants	8,080	1,385	5,320

Net cash provided by financing activities	152,280	5,512	88,593

Effect of exchange rate changes on cash and cash equivalents	(8)	(1,996)	145

Net increase (decrease) in cash and cash equivalents	160,129	(101,196)	98,115
Cash and cash equivalents, beginning of period	71,382	231,511	130,315

Cash and cash equivalents, end of period	$231,511	$130,315	$228,430

Supplemental Cash Flow Information
Cash paid during the period for interest	$5,622	$9,798	$8,055
Cash paid during the period for income taxes	564	699	3,032
Noncash Investing and Financing Activities:
Accrual for purchases of property and equipment	2,943	3,712	2,363
Equipment financed under capital lease	15,562	2,497	451
The accompanying notes are an integral part of these consolidated financial statements.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
NOTE 1—DESCRIPTION OF BUSINESS
GSI Commerce, Inc. (“GSI” or the “Company”), a Delaware corporation, is a leading provider of e-commerce and interactive marketing services to large businesses that sell products directly to consumers (b2c). The Company has three reportable segments — e-commerce services, interactive marketing services and consumer engagement. Through the Company’s e-commerce services, it delivers customized solutions to its clients through an e-commerce platform, which is comprised of three components: technology, fulfillment and customer care. The Company offers each of the platform’s components on a modular basis, or as part of an integrated, end-to-end solution. Through the Company’s interactive marketing services, it offers comprehensive digital and traditional agency and e-mail marketing services that include brand development and strategic account planning, user experience and creative design, interactive marketing, traditional advertising, media buying, video, marketing content and promotional development, e-mail marketing and distribution, Web store usability, and photography and content development. Through consumer engagement, the Company offers retailers and brands an online platform to sell excess inventory in the private sales channel as well as in the off-price marketplace.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The following summarize the Company’s significant accounting policies:
Fiscal Year: The Company’s fiscal year ends on the Saturday closest to December 31. The fiscal year is named for the calendar year ending on that December 31. Fiscal 2007 and fiscal 2009 each included 52 weeks, and fiscal 2008 included 53 weeks.
Basis of Consolidation: The financial statements presented include the accounts of the Company and all wholly owned subsidiaries. Inter-company balances and transactions among consolidated entities have been eliminated.
Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.
Fair Values: The carrying amount of cash and cash equivalents, trade receivables and trade payables approximates their fair values due to their short-term maturity. See Note 3, Fair Value of Financial and Nonfinancial Instruments, for information related to the fair value of the Company’s financial and nonfinancial instruments and items required to be remeasured at fair value on a recurring basis.
Cash and Cash Equivalents: Cash primarily consists of bank deposits. Cash equivalents primarily consist of money market mutual funds. All investments with an original maturity of three months or less are considered cash equivalents.
Inventory: Inventory is valued at the lower of cost (determined using the weighted average method) or market. Inherent in this valuation are significant management judgments and estimates, including among others, assessments concerning obsolescence and shrinkage rates. Based upon these judgments and estimates, which are applied consistently from period to period, the Company records a valuation adjustment to adjust the carrying amount of its inventory.
The Company’s obsolescence reserve represents the excess of the carrying value over the amount it expects to realize from the ultimate sale or other disposal of the inventory. The obsolescence reserve establishes a new cost basis for the Company’s inventory. Subsequent changes in facts or circumstances do not result in the reversal of previously recorded reserves or an increase in that newly established cost basis.
The Company’s shrinkage loss reserve represents estimated physical inventory losses (e.g., theft or damages) that have occurred since the last inventory count date. Inventory counts are taken on a regular basis to ensure that the inventory reported in the Company’s consolidated financial statements are accurately stated. During the interim period between inventory counts, the Company reserves for anticipated physical inventory losses.
The Company also provides fulfillment-related services for certain of its clients in which its clients maintain ownership of the related products. As such, the related inventory is not reported in the Company’s Consolidated Balance Sheets.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
Property and Equipment: Property and equipment are stated at cost, net of accumulated depreciation or amortization. The Company capitalizes costs incurred during the application development stage related to the development of internal-use software and amortizes these costs over the estimated useful life of four years. Depreciation or amortization is provided using the straight-line method over the estimated useful lives of the assets, which are:
•	Three to six years for office equipment;
•	Three to four years for computer hardware and software including internal use software;
•	Seven years for furniture and fulfillment center equipment;
•	The lesser of fifteen years or lease term for leasehold improvements;
•	Fifteen years for building improvements; and
•	Thirty years for buildings.
Expenditures for maintenance and repairs are expensed as incurred. Major renewals or replacements that substantially extend the useful life of an asset are capitalized.
Goodwill and Other Intangible Assets: Goodwill is measured as the excess of the cost of an acquisition over the sum of the amounts assigned to tangible and intangible assets acquired less liabilities assumed. The determination of the fair value of the intangible assets acquired involves certain judgments and estimates. These judgments can include, but are not limited to, the cash flows that an asset is expected to generate in the future and the appropriate weighted average cost of capital.
The Company does not amortize goodwill or indefinite-lived intangible assets but performs tests for impairment annually, or when indications of potential impairment exist, utilizing a fair value approach at the reporting unit level. The Company determines fair value using widely accepted valuation techniques, including the income approach which estimates the fair value of its reporting units based on the future discounted cash flows, and the market approach which estimates the fair value of its reporting units based on comparable market prices. In testing for a potential impairment of goodwill, the Company estimates the fair value of its reporting units to which goodwill relates and determines the carrying value (book value) of the assets and liabilities related to those businesses.
In the fourth quarter of fiscal 2009, the Company completed its annual impairment testing of goodwill and indefinite-lived intangible assets and determined there was no impairment.
The Company amortizes other intangible assets with determinable lives over their estimated useful lives. The Company records an impairment charge on these assets when it determines that their carrying value may not be recoverable. The carrying value is not recoverable if it exceeds the undiscounted future cash flows resulting from the use of the asset and its eventual disposition. When there is existence of one or more indicators of impairment, the Company measures any impairment of intangible assets based on a projected discounted cash flow method using a discount rate determined by the Company’s management to be commensurate with the risk inherent in its business model. The Company’s estimates of future cash flows attributable to its other intangible assets require significant judgment based on the Company’s historical and anticipated results and are subject to many factors.
See Note 5, Goodwill and Other Intangible Assets, for more information about goodwill and other intangible assets.
Long-Lived Assets: The Company reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment exists when the sum of undiscounted estimated future cash flows expected to result from the use of the asset is less than the asset’s carrying value. If an impairment exists, an impairment loss is recognized for the difference between the asset’s carrying value and its estimated fair value. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value based on quoted market prices or other valuation techniques.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
Other Assets, Net:
The following table summarizes our other assets as of:

	January 3,	January 2,
	2009	2010
Equity investments	$5,374	$3,420
Unamortized debt issuance costs	3,835	2,754
Deferred client revenue share charges	3,677	2,247
Deferred compensation	991	1,396
Other	3,291	2,600

Total other assets, net	$17,168	$12,417

The Company’s equity investments represent cost method investments in private companies. Unamortized debt issuance costs are primarily attributable to the Company’s July 2007 offering of $150,000 aggregate subordinated convertible notes, and is amortized using the effective interest method over a weighted average remaining amortization period of 4.5 years into interest expense. Deferred client revenue share charges are being amortized on a straight-line basis over the remaining term of the related contracts. In the first quarter of fiscal 2009, the Company expensed approximately $1,300 of deferred acquisition costs related to a terminated agreement.
Accrued Expenses: Accrued expenses include $62,705 of amounts payable to the Company’s clients and accrued payroll of $25,617 as of the end of fiscal 2009. No other individual balance was greater than 5% of total current liabilities as of January 2, 2010.
Accrued expenses include $55,573 of amounts payable to the Company’s clients, accrued payroll of $15,931, and marketing accruals of $12,368 as of the end of fiscal 2008. No other individual balance was greater than 5% of total current liabilities as of January 3, 2009.
Deferred Acquisition Payments: Deferred acquisition payments consist of the Company’s estimate of the fair value of future acquisition payments. The Company determines the fair value of the deferred acquisition payments by utilizing discounted cash flow models that incorporate several different assumptions of future performance. The liability is accreted up to the estimated payment amount over the earnout period using a risk-adjusted discount rate with a corresponding charge recorded to changes in fair value of deferred acquisition payments on the Consolidated Statements of Operations. In addition to accreting up the liability based on the passage of time, the fair value of deferred acquisition payments is also assessed for changes at each reporting period with any changes recorded as an increase or decrease to changes in fair value of deferred acquisition payments on the Consolidated Statements of Operations.
As of January 2, 2010, the Company’s fair value of deferred acquisition payments was $63,763. The Company’s accretion of the liability to fair value was $951 in fiscal 2009 and was recorded to changes in fair value of deferred acquisition payments on the Consolidated Statements of Operations.
Revenue Recognition: The Company recognizes revenues when the following revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable and collectability is reasonably assured.
For the Company’s fulfillment and drop-shipping services, when the Company is the primary obligor in a transaction, has general inventory risk, has established the selling price, has discretion in supplier selection and has credit risk, or have several but not all of these indicators, it records revenue on a gross basis as a principal and records these revenues as revenues from product sales. When the Company does not have several or all of these factors, it records the commission or fee retained as service fee revenue. Revenue generated from the Company’s customer care, interactive marketing and technology services are also recorded as service fees.
Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: the delivered item has value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of undelivered items and delivery of any undelivered item is probable and substantially in the Company’s control.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
Net Revenues from Product Sales: The Company recognizes revenue from product sales, which includes shipping revenue and excludes sales tax, for all Web stores that it provides fulfillment services, net of estimated returns based on historical experience and current trends. The Company recognizes revenue when title and risk of ownership passes to the consumer either upon shipment of products to customers or upon receipt of products to customers based on the terms and conditions. The majority of product sales are shipped from the Company’s fulfillment centers. The Company also relies upon certain vendors to ship products directly to customers on its behalf. The Company acts as principal in these transactions, as orders are initiated directly through the e-commerce businesses that it operates, because the Company has inventory risk, establishes selling prices, takes title to the goods at the shipping point and has the economic risk related to collection, customer care and returns.
The Company pays a percentage of the revenues generated from product sales through the e-commerce businesses that it operates to its respective clients in exchange for the rights to use their brand names and the promotions and advertising that its clients agree to provide. The Company refers to these payments as client revenue share expenses. The Company has considered the revenue reduction accounting provisions, and believes that the payment of client revenue share expense to its clients should not result in any reduction of revenues. The Company purchases merchandise from its vendors, at its discretion, and is responsible for paying those vendors. The amounts purchased and the prices paid to the Company’s vendors are not in any way impacted by the revenue share provisions of its agreements with its clients. Accordingly, the Company’s clients and its vendors are not linked in the distribution chain and it believes that the provisions of this standard do not apply.
Service Fee Revenues: Services fees are generated based on a client’s use of one or more of the Company’s e-commerce platform components or elements of those components, which include technology, fulfillment and customer care. Service fees are also generated from professional, technology and interactive marketing services. Service fees can be fixed or variable and are based on the activity performed, the value of merchandise sold, or the gross profit from a transaction. For transactions in which the Company is deemed to be the agent, rather than the principal, the Company records service fee revenue based on the net fee retained.
The Company does not specifically record “cost of service fee revenues” as these costs are incurred by its service fee-based clients rather than by the Company. Operating expenses relating to service fee revenues consist primarily of personnel and other costs associated with the Company’s engineering, production and creative departments which are included in product development expense, as well as fulfillment costs and personnel and other costs associated with its marketing and customer care departments which are included in account management and operations on the Consolidated Statements of Operations.
For Web stores for which the Company owns the inventory and records revenue as product sales in its e-commerce and consumer engagement segments, the Company sells gift cards to its customers through its clients’ Web stores and through selected third parties. The Company recognizes income from gift cards when: (i) the gift card is redeemed by the customer; or (ii) the likelihood of the gift card being redeemed by the customer is remote and the Company determines that it does not have a legal obligation to remit the value of unredeemed gift cards to the relevant jurisdictions (“gift card breakage”). Based on historical redemption patterns, the likelihood of a gift card remaining unredeemed can be determined 24 months after the gift card is issued. At that time, the Company recognizes breakage income for those cards for which the likelihood of redemption is deemed to be remote and the Company does not have a legal obligation to remit the value of the unredeemed gift cards to the relevant jurisdiction. Gift card breakage income is included in service fee revenues in the Company’s Consolidated Statements of Operations.
Fiscal 2008 was the first year in which the Company obtained sufficient historical redemption data for its gift card program to make a reasonable estimate of the ultimate redemption patterns and breakage rates and began recognizing gift card breakage income. In fiscal 2009, the Company recognized $2,314 of gift card breakage income. In fiscal 2008, the Company recognized $2,974 of gift card breakage income, of which $1,649 would have been recorded prior to fiscal 2008 had the Company began recognizing gift card breakage income prior to fiscal 2008.
The Company’s deferred revenue consists of unredeemed sales of gift cards, as well as payments received for service fees in advance of the delivery of the Company’s service obligation. For service fees received in advance, revenue is recognized either over the service period or upon completion of the Company’s obligation.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
Cost of Revenues from Product Sales: Cost of revenues from product sales include the cost of products sold and inbound freight related to these products, as well as outbound shipping and handling costs, other than those related to promotional free shipping and subsidized shipping and handling which are included in marketing expense in the Consolidated Statements of Operations. The Company does not record cost of service fee revenue because the Company is deemed to be an agent, rather than the principal.
Costs of revenues from product sales consist primarily of direct costs associated with (i) products we sell through our clients Web stores, (ii) products we sell through the Web stores in our consumer engagement segment, and (iii) our shipping charges for all Web stores for which we provide fulfillment services. Costs of revenues from product sales were attributable to our e-commerce services and consumer engagement segments.
Vendor Allowances: The Company has agreements to receive funds from certain of its vendors, including rebates and cooperative marketing reimbursements. The Company has agreements with vendors setting forth the specific conditions for each allowance or payment. Vendor allowances are recorded as a reduction in the cost of the applicable vendor’s products and recognized in cost of revenues from product sales when the related product is sold unless the allowances represent reimbursement of a specific incremental and identifiable cost incurred to promote the vendor’s product. If the allowance represents a reimbursement of cost, it is recorded as an offset to the associated expense incurred. Any reimbursement greater than the costs incurred is recognized as a reduction in the cost of the product.
Marketing: Marketing expenses include client revenue share charges, net advertising and promotional expenses incurred by the Company in operating its clients’ e-commerce businesses and its consumer engagement Web stores, subsidized shipping and handling costs and catalog costs.
Client revenue share charges are payments made to the Company’s clients in exchange for the use of their brand names, logos, the promotion of its clients’ URLs, Web stores and toll-free telephone numbers in clients’ marketing and communications materials, the implementation of programs to provide incentives to consumers to shop through the e-commerce businesses that the Company operates for its clients and other programs and services provided to the consumers of the e-commerce businesses that the Company operates for its clients, net of amounts reimbursed to the Company by its clients. Client revenue share is calculated as either a percentage of product sales or a guaranteed annual amount. Client revenue share charges were $34,233 for fiscal 2009, $41,796 for fiscal 2008 and $35,297 for fiscal 2007.
The Company expenses the cost of advertising, which includes online marketing fees, media, agency and production expenses. Advertising production costs are expensed the first time the advertisement runs. Online marketing fees and media (television, radio and print) placement costs are expensed in the month the advertising appears. Agency fees are expensed as incurred. Advertising and promotional expenses are recorded net of amounts reimbursed to the Company by its clients. Advertising costs were $15,684 for fiscal 2009, $19,750 for fiscal 2008 and $19,285 for fiscal 2007.
The Company defines shipping and handling costs as only those costs incurred for a third-party shipper to transport products to consumers and these costs are included in cost of revenues from product sales to the extent the costs are less than or equal to shipping revenue. In some instances, shipping and handling costs exceed shipping charges to the consumer and are subsidized by the Company. Additionally, the Company selectively offers promotional free shipping whereby it ships merchandise to consumers free of all shipping and handling charges. The cost of promotional, free, and subsidized shipping and handling was $0 for fiscal 2009, $4,009 for fiscal 2008 and $5,908 for fiscal 2007.
Catalog costs consist primarily of creative design, paper, printing, postage and mailing costs, which are capitalized and amortized over the expected future revenue stream, which is generally a period not exceeding six months. The Company amortizes capitalized advertising costs per the ratio of actual revenues to the total of actual and estimated future revenues on an individual catalog basis. Deferred catalog costs included in prepaid expenses and other current assets were $692 as of January 2, 2010 and $613 as of January 3, 2009. Catalog costs were $5,470 for fiscal 2009, $5,222 for fiscal 2008 and $4,263 for fiscal 2007.
Account Management and Operations: Account management and operations expenses include fulfillment costs, customer care costs, credit card fees, and payroll related to the buying, business management and marketing functions of the Company.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
The Company defines fulfillment costs as personnel, occupancy and other costs associated with its fulfillment centers, personnel and other costs associated with its logistical support and vendor operations departments and third-party warehouse and fulfillment services costs. Fulfillment costs were $92,663 for fiscal 2009, $100,131 for fiscal 2008 and $72,624 for fiscal 2007.
Product Development: Product development expenses consist primarily of expenses associated with planning, maintaining and operating the technology platform on which the Company operates e-commerce businesses, and payroll and related expenses for the Company’s engineering, production, creative and management information systems departments. Cost incurred to develop internal-use software is capitalized during the application development stage. Costs incurred relating to planning and training or maintenance of internal-use software is expensed as incurred.
General and Administrative: General and administrative expenses consist primarily of payroll and related expenses for executive, finance, human resources, legal, sales and administrative personnel, as well as bad debt expense and occupancy costs for the Company’s headquarters and other offices.
Foreign Currency Translation and Transactions: The functional currency of the Company’s foreign operations is the applicable local currency. The functional currency is translated into U.S. dollars for balance sheet accounts using current exchange rates in effect as of the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate during the period. The translation adjustments are recorded as a separate component of stockholders’ equity, captioned accumulated other comprehensive loss in the Consolidated Balance Sheets. Cumulative translation adjustments included in accumulated other comprehensive loss in the Consolidated Balance Sheets were $1,498 as of January 2, 2010 and $2,327 as of January 3, 2009. Losses resulting from transactions denominated in currencies other than the functional currencies were $14 for fiscal 2009, $1,571 for fiscal 2008 and $329 for fiscal 2007, and are included in other expense, net on the Consolidated Statements of Operations.
Stock-Based Compensation: The Company measures compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period during which awards are expected to vest. The fair value of restricted stock awards and restricted stock units is determined based on the number of shares granted and the quoted price of the Company’s common stock and the fair value of stock options is determined using the Black-Scholes valuation model. Such value is recognized as expense on a straight-line basis over the requisite service period, net of estimated forfeitures. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period in which estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical experience. During each of fiscal 2009, fiscal 2008 and fiscal 2007, the Company recalculated its projected forfeiture rate as it applies to stock-based compensation based on historical data. For fiscal 2009, the impact of the change in estimate for the change in forfeiture rate increased costs and expenses and increased net loss by $512, which increased both basic and diluted loss per share by $0.01. For fiscal 2008 the impact of the change in estimate for the change in forfeiture rate increased costs and expenses and increased net loss by $784, which increased both basic and diluted loss per share by $0.02. For fiscal 2007 the impact of the change in estimate for the change in forfeiture rate increased costs and expenses and decreased net income by $495, which decreased both basic and diluted earnings per share by $0.01.
See Note 10, Stock Awards, for more information about stock-based compensation.
Income Taxes: The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and expected benefits of utilizing net operating loss carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, applied to the years during which temporary differences are expected to be settled, is reflected in the consolidated financial statements in the period of enactment.
The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company determines it would be able to realize its deferred tax assets in the future in excess of their recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
The Company does not provide for U.S. taxes on its undistributed earnings of foreign subsidiaries since it intends to invest such undistributed earnings indefinitely outside of the U.S. If such amounts were repatriated, the amount of U.S. income taxes would be immaterial.
The Company recognizes a tax benefit from an uncertain tax position only if it is “more likely than not” that the position is sustainable upon examination, including resolutions of any related appeals or litigation processes, based on its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority having full knowledge of all relevant information. The liability for unrecognized tax benefits is classified as noncurrent unless the liability is expected to be settled in cash within 12 months of the reporting date. The Company records any estimated interest or penalties from the uncertain tax position as income tax expense. The Company adopted this standard effective December 31, 2006, the first day of its fiscal 2007. As a result of the implementation, the Company recognized no increase in the liability for unrecognized tax benefits.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
Recent Accounting Pronouncements:
The following is a summary of recent accounting standards issued by the Financial Accounting Standards Board (“FASB”):

Effective Date for The
Subject	Date Issued	Summary	Effect of Adoption	Company
Effective Date of Fair Value Measurements	February 2008	Delayed the effective date of previously issued accounting standards for “Fair Value Measurements” of nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis, at least annually, until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.	No material impact.	January 4, 2009

Business Combinations	December 2007	Establishes principles and requirements for an acquirer in a business combination for recognizing and measuring the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the entity acquired in its financial statements. Provides guidance on the recognition and measurement of goodwill acquired in the business combination or a gain from a bargain purchase as well as what information to disclose to enable users of the financial statements to evaluate the nature and financial impact of the business combination. Also, requires recognition of assets and liabilities of noncontrolling interests acquired, fair value measurement of consideration and contingent consideration, expense recognition for transaction costs and certain integration costs, recognition of the fair value of contingencies, and adjustments to income tax expense for changes in an acquirer’s existing valuation allowances or uncertain tax positions that result from the business combination.	No material impact.	January 4, 2009

Noncontrolling Interests in Consolidating Financial Statements	December 2007	Establishes principles and requirements of treatment for the portion of equity in a subsidiary that is not attributable directly or indirectly to a parent. This is commonly known as a minority interest. The objective is to improve relevance, comparability, and transparency concerning ownership interests in subsidiaries held by parties other than the parent by providing disclosures that clearly identify between interests of the parent and interest of the noncontrolling owners and the related impacts on the consolidated statement of income and the consolidated statement of financial position. Also provides guidance on disclosures related to changes in the parent’s ownership interest and deconsolidation of a subsidiary.	No material impact.	January 4, 2009

Disclosures about Derivative Instruments and Hedging Activities	March 2008	Requires companies with derivative instruments to disclose how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under accounting standards for “Accounting for Derivative Instruments and Hedging Activities,” and how derivative instruments and related hedged items affect a company’s financial statements.	No material impact.	January 4, 2009

Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)	May 2008	Changes the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. Requires the issuer of convertible debt instruments with cash settlement features to separately account for the liability and equity components of the instrument. The Company’s $207,500 principal amount of subordinated convertible notes are subject to the provisions of these standards because under the notes the Company has the ability to elect cash settlement of the conversion value of the notes. The provisions require retrospective application.	The Company retrospecively applied this standard to all periods presented. See the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on August 4, 2009 for the impact of this standard on the Company’s previously reported financial statements.	January 4, 2009

Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock	June 2008	Provides a two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception under accounting standards of “Accounting for Derivative Instruments and Hedging Activities.”	No material impact.	January 4, 2009

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)

Effective Date for The
Subject	Date Issued	Summary	Effect of Adoption	Company
Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities	June 2008	Requires that unvested stock-based compensation awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) should be classified as participating securities and should be included in the computation of earnings per share pursuant to the two-class method as described in accounting standards for “Earnings Per Share.”	No material impact.	January 4, 2009

Interim Disclosures about Fair Value of Financial Instruments	April 2009	Requires companies to disclose in interim financial statements the fair value of financial instruments within the scope of accounting standards for “Disclosures About Fair Value of Financial Instruments.” Also requires that companies disclose the method or methods and significant assumptions used to estimate the fair value of financial instruments.	No material impact.	July 4, 2009

Subsequent Events	May 2009, Amended February 2010	Sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.	No material impact.	July 4, 2009

The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles	June 2009	Identifies the FASB Accounting Standards Codification as the authoritative source of generally accepted accounting principles in the United States. Rules and interpretive releases of the Securities and Exchange Commission under federal securities laws are also sources of authoritative GAAP for SEC registrants.	No material impact.	July 5, 2009

Multiple Element Arrangements	October 2009	Removes the objective-and-reliable-evidence-of-fair-value criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. Replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under accounting standards for “Fair Value Measurements.” Provides a hierarchy that entities must use to estimate the selling price, eliminates the use of the residual method for allocation, and expands the ongoing disclosure requirements.	The Company does not expect the adoption of this statement to have a material on its consolidated financial statements	January 2, 2011, with early adoption permitted. The Company has chosen to prospectively adopt this standard as of January 3, 2010
NOTE 3—FAIR VALUE OF FINANCIAL AND NONFINANCIAL INSTRUMENTS
Fair value is measured as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor.
Assets and liabilities measured at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:
Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.
Level 3 — Inputs are unobservable and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
The Company’s financial and nonfinancial assets and liabilities subject to fair value measurements on a recurring basis are as follows:

Fair Value Measurements on January 3, 2009
	Quoted Prices in		Significant
	Active Markets for	Significant Other	Unobservable
	Identical Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets
Cash and cash equivalents:(1)
Money market mutual funds	$97,849	$—	$—

(1)	Cash and cash equivalents total $130,315 as of January 3, 2009, and are comprised of $97,849 of money market mutual funds and $32,466 of bank deposits.

	Fair Value Measurements on January 2, 2010
	Quoted Prices in		Significant
	Active Markets for	Significant Other	Unobservable
	Identical Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets
Cash and cash equivalents:(1)
Money market mutual funds	$13,606	$—	$—
Liabilities
Deferred acquisition payments(2)	$—	$—	$60,963

(1)	Cash and cash equivalents totaled $228,430 as of January 2, 2010, and were comprised of $13,606 of money market mutual funds and $214,824 of bank deposits.

(2)	Deferred acquisition payments represent the fair value of estimated acquisition payments that are contingent upon RCI achieving specified minimum earnings thresholds over one or more years. The Company utilized a discounted cash flow model that incorporated several different assumptions of future performance and a discount rate of 13.6% to determine fair value. The Company accreted $951 of its deferred acquisition payments from the acquisition date of Retail Convergence, Inc. (“RCI”) through the end of fiscal 2009, and the corresponding charge was recorded to changes in fair value of deferred acquisition payments on the Consolidated Statements of Operations.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
The Company’s financial assets subject to fair value measurements on a nonrecurring basis are as follows:

Fair Value Measurements on January 3, 2009
	Quoted Prices in		Significant
	Active Markets for	Significant Other	Unobservable
	Identical Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets
Other assets:
Equity investments	$—	$—	$1,418
For fiscal 2008, the Company recognized an other than temporary impairment loss of $1,665 which reduced the carrying value of one of its equity investments from $3,083 to its estimated fair value of $1,418. Fair value was determined using Level 3 unobservable inputs including the use of discounted cash flow models.
There were no nonrecurring fair value measurements in fiscal 2009.
NOTE 4—PROPERTY AND EQUIPMENT
The major classes of property and equipment, at cost, as of January 3, 2009 and January 2, 2010 were as follows:

	January 3,	January 2,
	2009	2010
Computer hardware and software	$190,957	$231,954
Building and building improvements	44,721	44,822
Furniture, warehouse and office equipment, and other	40,423	45,722
Land	7,889	7,889
Leasehold improvements	4,592	8,847
Capitalized leases	28,141	29,132
Construction in progress	1,497	—

	318,220	368,366
Less: Accumulated depreciation	(153,387)	(205,037)

Property and equipment, net	$164,833	$163,329

The Company’s net book value in capital leases, which consist of warehouse equipment and computer hardware, was $18,500 as of January 2, 2010, and $22,595 as of January 3, 2009. Amortization of capital leases is included within depreciation and amortization expense on the Consolidated Statements of Operations. Interest expense recorded on capital leases was $1,470 for fiscal 2009, $1,375 for fiscal 2008 and $711 for fiscal 2007.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS
The following table summarizes the changes in the carrying amount of goodwill for each of the Company’s reportable segments:

		Interactive
	E-Commerce	Marketing	Consumer
	Services	Services	Engagement	Consolidated
January 3, 2009	$82,758	$112,238	$—	$194,996
Acquisitions(1)	—	4,787	172,888	177,675
Foreign currency translation	332	—	—	332

January 2, 2010	$83,090	$117,025	$172,888	$373,003

(1)	In April 2009, the Company completed the acquisition of Silverlign Group Inc., and the allocation of the purchase price over the fair value of the tangible and intangible assets acquired resulted in $3,162 of goodwill. In September 2009, the Company completed the acquisition of Pepperjam, and the allocation of the purchase price over the fair value of the tangible and intangible assets acquired resulted in $1,625 of goodwill. In November 2009, the Company completed the acquisition of RCI, and the allocation of the purchase price over the fair value of the tangible and intangible assets acquired resulted in $172,888 of goodwill.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
The Company’s intangible assets were as follows:

			Weighted-
	January 3,	January 2,	Average
	2009	2010	Life
Gross carrying value of intangible assets subject to amortization:
Customer contracts	$38,773	$41,190	2.4
Member relationships	—	22,200	2.6
Supplier relationships	—	11,186	3.4
Non-compete agreements	3,838	4,079	3.0
Purchased technology	4,493	4,805	4.0
Trade names	470	840	1.5
Foreign currency translation	(691)	(482)

	46,883	83,818	2.7

Accumulated amortization:
Customer contracts	(15,302)	(22,907)
Member relationships	—	(489)
Supplier relationships	—	—
Non-compete agreements	(1,599)	(2,888)
Purchased technology	(1,152)	(2,428)
Trade names	(470)	(532)
Foreign currency translation	183	72

	(18,340)	(29,172)
Net carrying value:
Customer contracts	23,471	18,283
Member relationships	—	21,711
Supplier relationships	—	11,186
Non-compete agreements	2,239	1,191
Purchased technology	3,341	2,377
Trade names	—	308
Foreign currency translation	(508)	(410)

Total intangible assets subject to amortization, net	28,543	54,646

Indefinite life intangible assets:
Trade names	18,120	78,229

Total intangible assets	$46,663	$132,875

Amortization expense of intangible assets was $10,722 for fiscal 2009, $13,553 for fiscal 2008 and $4,531 for fiscal 2007. Estimated future amortization expense related to intangible assets as of January 2, 2010, is as follows:

Fiscal 2010	$16,118
Fiscal 2011	14,283
Fiscal 2012	10,105
Fiscal 2013	7,715
Fiscal 2014	6,425

$54,646

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
NOTE 6—ACQUISITIONS
The Company accounts for acquisitions using the acquisition method of accounting. Under the acquisition method, assets acquired and liabilities assumed from acquisitions are recorded at their fair values as of the acquisition date. Any excess of the purchase price over the fair values of the net assets acquired are recorded as goodwill. The Company’s purchased intangible assets and goodwill are not deductible for tax purposes. However, acquisition method accounting allows for the establishment of deferred tax liabilities on purchased intangible assets, other than goodwill.
Retail Convergence
On November 17, 2009, the Company completed the acquisition of 100% of the outstanding common stock of RCI pursuant to the terms of an Agreement and Plan of Merger dated October 27, 2009. RCI operates RueLaLa.com, a provider of online private sales and SmartBargains.com, an off-price e-commerce marketplace. The Company believes the acquisition will allow the Company to enter the private sale and off-price e-commerce marketplace markets and broaden its e-commerce solution offerings.
As consideration for the acquisition of RCI, the Company paid cash of $92,133 and issued 4,572 shares of the Company’s common stock valued at $93,945 based on the closing share price on the acquisition date. In addition, the Company is obligated to pay additional payments of up to $170,000 over a three year period beginning with RCI fiscal year 2010 contingent on RCI’s achievement of certain financial performance targets, of which the Company has the ability to pay up to $44,100 with shares of the Company’s common stock. To reach the maximum earnout, RCI will need to achieve earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $51,900 in fiscal year 2012, excluding compensation expense on the earnout payment and certain other adjustments as defined in the RCI merger agreement. A maximum of $46,200 of the earnout will be paid to RCI employees based on performance conditions, which will be treated as compensation expense. The remaining $123,800 of the earnout will be accounted for as additional acquisition consideration. On the acquisition date, the Company recorded a liability of $60,012 which represents the fair value of the portion of the earnout that will be accounted for as additional acquisition consideration. Any adjustment to the fair value of the Company’s estimate of the earnout payment will impact changes in fair value of deferred acquisition payments on the Company’s Consolidated Statements of Operations and could have a material impact to its financial results.
Additionally, the Company incurred approximately $2,100 in transaction costs directly related to the acquisition that were expensed in fiscal 2009. RCI’s results of operations are included on the Company’s Consolidated Statement of Operations beginning on November 17, 2009, and the Company generated $26,347 of net revenues and incurred a net loss of $3,022 in fiscal 2009.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
The table below summarizes the fair values of the RCI assets and acquired liabilities assumed based on the total consideration at acquisition of $246,090 which represents $92,133 of cash, $93,945 of common stock issued, and $60,012 of deferred acquisition payments. The following table also includes cash acquired of $8,841 as of the acquisition date:

Total current assets	$31,129
Propery, plant and equipment	8,031
Goodwill	172,888
Identifiable intangible assets:
Trade name	59,569
Member relationships	22,200
Supplier relationships	11,186
Non-compete agreements	241

Total assets acquired	305,244

Total current liabilities	(29,718)
Long-term deferred tax liabilities and other	(29,436)

Total liabilities assumed	(59,154)

Total consideration	246,090

Liability arising from contingent consideration	(60,012)

Consideration paid at acquisition date	$186,078

e-Dialog, Inc.
On February 13, 2008, the Company completed the acquisition of e-Dialog, Inc. (“e-Dialog”) pursuant to the terms of an Agreement and Plan of Merger dated January 23, 2008. e-Dialog is a provider of advanced e-mail marketing services and solutions to more than 100 companies in the U.S. and Europe. The Company believes the acquisition will expand the breadth and depth of its interactive marketing services capabilities, its reach into existing and new vertical markets, and its growing European presence. The Company also believes that e-Dialog will benefit from the Company’s large scale and market-leading position in e-commerce and multichannel services. As consideration for the acquisition of e-Dialog, the Company paid $148,363 in cash. In connection with the acquisition, the Company issued 568 restricted stock units and restricted stock awards with an aggregate value of approximately $9,300 to employees of e-Dialog based on the market price of the Company’s stock on the grant date. Recipients are required to remain employed for specified periods of time subsequent to the acquisition in order for the stock units to vest. The $9,300 will be recognized as stock-based compensation cost, net of estimated forfeitures, over the required service period.
The total purchase price was $150,066, including acquisition-related transaction costs of $1,703. Acquisition-related transaction costs include advisory, legal and other external costs directly related to the merger. e-Dialog’s results of operations are included in the Company’s Consolidated Statement of Operations beginning on February 13, 2008.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
The following table summarizes the fair values of the e-Dialog assets acquired and liabilities assumed, including cash acquired, as of the acquisition date:

Total current assets	$17,067
Property, plant and equipment	4,530
Goodwill	112,238
Identifiable intangible assets:
Customer contracts	19,470
Internal-developed software	4,493
Trade name	17,874

Total assets acquired	175,672
Total current liabilities	(6,564)
Long-term deferred tax liabilities	(19,042)

Total liabilities assumed	(25,606)

Net assets acquired	$150,066

Zendor.com Ltd.
On December 14, 2007, the Company completed the acquisition of Zendor.com Ltd. (“Zendor”) pursuant to the terms of an Agreement and Plan of Merger dated November 30, 2007 (“Zendor Agreement”). Zendor is a United Kingdom-based provider of fulfillment, customer care and e-commerce solutions. The Company believes the acquisition establishes it as an end-to-end e-commerce solution provider capable of delivering integrated, multichannel e-commerce solutions to both the U.K. and global retailers and brands. As consideration for the acquisition of Zendor, the Company paid $9,920 in cash, including acquisition-related transaction costs of approximately $1,159. Acquisition-related transaction costs include advisory, legal and other external costs directly related to the merger. Zendor’s results of operations are included in the Company’s results of operations beginning on the acquisition date of December 14, 2007.
The allocation of the purchase price over the fair value of the tangible and identifiable intangible assets acquired resulted in $1,878 recorded as goodwill. The following table summarizes the fair values of the Zendor assets acquired and liabilities assumed, including cash acquired, as of the acquisition date:

Total current assets	$9,830
Property, plant and equipment	3,281
Goodwill	1,878
Identifiable intangible assets:
Customer contracts	2,155
Trade name	388

Total assets acquired	17,532

Total liabilities assumed	(7,612)

Net assets acquired	$9,920

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
Accretive Commerce, Inc.
On September 10, 2007, the Company completed the acquisition of Accretive Commerce, Inc. (“Accretive”) pursuant to the terms of an Agreement and Plan of Merger dated August 16, 2007 (“Accretive Agreement”). Accretive is an e-commerce solutions provider that offers e-commerce technology, customer care and fulfillment solutions as well as related services. The Company believes the acquisition of Accretive strengthens its position in the e-commerce industry and enhances stockholder value by expanding its infrastructure and expanding its client base. As consideration for the acquisition of Accretive, the Company paid approximately $98,200 in cash.
The total purchase price is $98,600, including acquisition-related transaction costs of approximately $400. Acquisition-related transaction costs include advisory, legal and other external costs directly related to the merger. Accretive’s results of operations are included in the Company’s Consolidated Statement of Operations beginning on the acquisition date of September 10, 2007. The following table summarizes the fair values of the Accretive assets acquired and liabilities assumed, including cash acquired, as of the acquisition date:

Total current assets	$16,802
Property, plant and equipment	9,197
Identifiable intangible assets:
Customer contracts	15,008
Employee non-compete agreements	3,838
Goodwill	61,916
Other assets	8,638

Total assets acquired	115,399
Total current liabilities	(14,962)
Total non-current liabilities	(1,837)

Total liabilities assumed	(16,799)

Net assets acquired	$98,600

Unaudited Pro Forma Financial Information
The financial information in the table below summarizes the combined results of operations of the Company, RCI and e-Dialog on a pro forma basis, as though the companies had been combined as of the beginning of each of the periods presented. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had actually taken place at the beginning of each of the periods presented and is not intended to be a projection of future results or trends. The pro forma financial information for all periods presented includes pro forma adjustments, net of any applicable tax for a reduction to interest income on the Company’s cash and cash equivalents used to fund the acquisition.

	Fiscal Year Ended
	January 3,	January 2,
	2009	2010
Net revenues	$1,054,843	$1,103,978
Net loss	$(44,400)	$(24,433)

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
NOTE 7—LONG-TERM DEBT AND CREDIT FACILITY
The following table summarizes the Company’s long-term debt as of:

	January 3,	January 2,
	2009	2010

Convertible notes	$161,951	$172,391
Notes payable (1)	12,663	12,479
Capital lease obligations	24,833	20,923

Total debt	199,447	205,793
Less: Current portion of convertible notes	—	(55,443)
Less: Current portion of notes payable	(184)	(195)
Less: Current portion of capital lease obligations	(4,703)	(5,065)

Total long-term debt	$194,560	$145,090

(1)	The estimated fair market value of the notes payable approximated their carrying value as of January 3, 2009 and January 2, 2010.
In May 2008, the FASB issued accounting standards which require the issuer of convertible debt instruments with cash settlement features to separately account for the liability and equity components of the instrument. The Company’s $207,500 principal amounts of subordinated convertible notes are subject to the provisions of these standards because the Company has the ability to elect cash settlement of the conversion value of the notes. The liability component of the notes is determined based on the present value of the notes using the Company’s nonconvertible debt borrowing rate on the issuance date. In order to determine the fair value of the debt portion and equity portion of the Company’s convertible notes, the Company used a market approach to determine the market rate for comparable transactions had the Company issued nonconvertible debt with similar embedded features other than the conversion feature by using prices and other relevant information generated by market transactions at or near the issuance date of its convertible notes. The equity component is the difference between the proceeds from the issuance of the note and the fair value of the liability component. The resulting debt discount, equal to the excess of the principal amount of the liability over its carrying amount, is amortized to interest expense using the effective interest method over the expected life of the debt. The Company adopted these standards on January 4, 2009, and applied it retrospectively to all prior periods presented.
3% Convertible Notes due 2025
In fiscal 2005, the Company completed a public offering of $57,500 aggregate principal amount of 3% subordinated convertible notes due June 1, 2025. The notes bear interest at 3%, payable semi-annually on June 1 and December 1.
Holders may convert the notes into shares of the Company’s common stock (or cash or a combination of the Company’s common stock and cash, if the Company so elects) at a conversion rate of 56.1545 shares per $1,000 principal amount of notes (representing a conversion price of approximately $17.81 per share). At any time on or after June 6, 2010, the Company may redeem any of the notes for cash at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, up to but excluding the redemption date. Holders may require the Company to repurchase the notes at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, if any, on June 1 of 2010, 2015 and 2020, or at any time prior to maturity upon the occurrence of a designated event. Based on the Company’s closing stock price of $25.39 on January 2, 2010, the if-converted value of the notes exceeds the aggregate principal amount of the notes by $24,475.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
The following table provides additional information about the Company’s 3% convertible notes:

	As of	As of
	January 3, 2009	January 2, 2010
Carrying amount of the equity component	$18,187	$18,187
Principal amount of the liability component	$57,500	$57,500
Unamortized discount of liability component	$6,574	$2,057
Net carrying amount of liability component	$50,926	$55,443
Remaining amortization period of discount		5 months
Effective interest rate on liability component		12.00%
The following table provides the components of interest expense for the Company’s 3% convertible notes:

	Fiscal Year Ended
	December 29,	January 3,	January 2,
	2007	2009	2010
Amortization of the discount on the liability component	$3,579	$4,021	$4,517
Contract interest coupon	1,725	1,725	1,725
Amortization of the liability component of the issue costs	331	359	391

Interest expense	$5,635	$6,105	$6,633

The estimated fair market value of the 3% subordinated convertible notes was $82,584 as of January 2, 2010 and $40,825 as of January 3, 2009 based on quoted market prices.
2.5% Convertible Notes due 2027
In July 2007, the Company completed a private placement of $150,000 of aggregate principal amount of 2.5% subordinated convertible notes due June 1, 2027, raising net proceeds of approximately $145,000, after deducting initial purchaser’s discount and issuance costs. The notes bear interest at 2.5%, payable semi-annually on June 1 and December 1.
Holders may convert the notes into shares of the Company’s common stock (or cash or a combination of the Company’s common stock and cash, if the Company so elects) at a conversion rate of 33.3333 shares per $1,000 principal amount of notes (representing a conversion price of approximately $30.00 per share). At any time on or after June 8, 2014, the Company may redeem any of the notes for cash at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, up to but excluding, the redemption date. If a fundamental change occurs prior to the maturity of the notes, the holders may require the Company to repurchase all or part of their notes at a repurchase price of 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. In addition, the holders may require the Company to repurchase all or part of their notes for cash on June 1 of 2014, 2017 and 2022, respectively, at a repurchase price equal to 100% of their principal amount, plus any accrued or unpaid interest, if any, to, but excluding, the date of repurchase. Based on the Company’s closing stock price of $25.39 on January 2, 2010, the if-converted value of the notes does not exceed the aggregate principal amount of the notes.
The following table provides additional information about the Company’s 2.5% convertible notes:

	As of	As of
	January 3, 2009	January 2, 2010
Carrying amount of the equity component	$26,783	$26,783
Principal amount of the liability component	$150,000	$150,000
Unamortized discount of liability component	$38,975	$33,052
Net carrying amount of liability component	$111,025	$116,948
Remaining amortization period of discount		53 months
Effective interest rate on liability component		8.60%

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
The following table provides the components of interest expense for the Company’s 2.5% convertible notes:

	Fiscal Year Ended
	December 29,	January 3,	January 2,
	2007	2009	2010
Amortization of the discount on the liability component	$2,964	$5,445	$5,923
Contract interest coupon	2,188	3,750	3,750
Amortization of the liability component of the issue costs	243	434	457

Interest expense	$5,395	$9,629	$10,130

The estimated fair market value of the 2.5% subordinated convertible notes was $157,125 as of January 2, 2010 and $68,748 as of January 3, 2009 based on quoted market prices.
Note Payable
In fiscal 2004, a wholly-owned subsidiary of the Company entered into an agreement to purchase a new corporate headquarters in King of Prussia, Pennsylvania, together with an option to purchase an additional parcel of land. The purchase price for the building was $17,000. In connection with the purchase of the corporate headquarters, a wholly-owned subsidiary of the Company entered into a $13,000 mortgage note collateralized by a first lien on substantially all of the assets of that subsidiary. The mortgage note bears interest at 6.32% per annum and has a maturity date of July 2014, at which time the Company is required to pay the remaining principal balance of approximately $11,100. The Company recorded interest expense related to the note of $783 for fiscal 2009, $805 for fiscal 2008 and $803 for fiscal 2007.
Capital Lease Obligations
Certain of the Company’s warehouse equipment and computer hardware have been acquired under capital leases. The capital leases have maturity dates ranging from May 2010 to September 2014 and bear interest at rates ranging from 5.3% to 8.7% per annum. Capital lease obligations were as follows:

January 2,
2010

Gross capital lease obligations	$23,816
Less: imputed interest	(2,893)

Total present value of future minimum lease payments	20,923
Less: current portion	(5,065)

Long-term portion	$15,858

Credit Facilities
In January 2008, the Company obtained a secured revolving credit facility that matures in January 2013 with a syndicate of banks with an initial availability of $75,000. In May 2008, the Company expanded the credit facility by $15,000 thereby increasing the availability under the credit facility to $90,000. Subject to certain conditions, the credit facility may be increased to $150,000. The $90,000 credit facility provides for the issuance of up to $20,000 of letters of credit, which is included in the $90,000 available under the credit facility. The credit facility is collateralized by substantially all of the Company’s assets. The Company may elect to have amounts outstanding under the credit facilities bear interest at either a LIBOR rate plus an applicable margin of 0.75% to 1.50%, the prime rate plus an applicable margin of 0.75% to 1.50%, or at the Federal Funds Open Rate plus 0.5%. The applicable margin is determined by the leverage ratio of funded debt to EBITDA, as defined in the credit facility. The Company had no outstanding borrowings and $6,652 of outstanding letters of credit under the secured revolving credit facility as of January 2, 2010.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
NOTE 8—COMMITMENTS AND CONTINGENCIES
Legal Proceedings
The Company is involved in various litigation incidental to its business, including alleged contractual claims, claims relating to infringement of intellectual property rights of third parties, claims relating to the manner in which goods are sold through its integrated platform and claims relating to the Company’s collection of sales taxes in certain states. The Company collects sales taxes for goods owned and sold by it and shipped into certain states. As a result, the Company is subject from time to time to claims from other states alleging that the Company failed to collect and remit sales taxes for sales and shipments of products to customers in states.
Based on the merits of the cases and/or the amounts claimed, the Company does not believe that any claims are likely to have a material adverse effect on its business, financial position or results of operations. The Company may, however incur substantial expenses and devote substantial time to defend these claims whether or not such claims are meritorious. In the event of a determination adverse to the Company, the Company may incur substantial monetary liability and may be required to implement expensive changes in its business practices, enter into costly royalty or licensing agreements, or begin to collect sales taxes in states in which we previously did not. An adverse determination could have a material adverse effect on the Company’s business, financial position or results of operations. Expenditures for legal costs are expensed as incurred.
Operating and Capital Commitments
The following summarizes the Company’s principal operating and capital commitments as of January 2, 2010:

	Payments due by fiscal year
	2010	2011	2012	2013	2014	Thereafter	Total

Operating lease obligations(1)	$20,627	$17,034	$16,854	$12,730	$9,219	$18,984	$95,448
Purchase obligations(1)	72,097	13,878	13,878	5,350	4,045	45,951	155,199
Client revenue share payments(1)	20,274	21,400	14,658	4,368	4,491	24,269	89,460
Debt interest(1)	5,882	4,509	4,497	4,481	2,278	8,784	30,431
Debt obligations	57,696	209	563	237	150,252	11,022	219,979
Capital lease obligations, including interest(2)	6,416	6,119	5,821	3,671	1,789	—	23,816
Deferred acquisition payments(3)	1,250	1,050	750	1,000	—	—	4,050

Total	$184,242	$64,199	$57,021	$31,837	$172,074	$109,010	$618,383

(1)	Not required to be recorded in the Consolidated Balance Sheet as of January 2, 2010 in accordance with accounting principles generally accepted in the United States of America.

(2)	Capital lease obligations, excluding interest, are recorded in the Consolidated Balance Sheets.

(3)	The Company will be obligated to pay up to an additional $170,000 over a three year period beginning with fiscal 2010 contingent on RCI’s achievement of certain financial targets, of which the Company has the ability to pay up to $44,100 with shares of the Company’s common stock. See Note 6, Acquisitions, for more information.
Approximately $2,052 of unrecognized tax benefits have been recorded as liabilities as of January 2, 2010, and the Company is uncertain as to if or when such amounts may be settled; as a result, these obligations are not included in the table above. Changes to these tax contingencies that are reasonably possible in the next 12 months are not expected to be material.
The Company leases customer contact centers, fulfillment centers, office facilities and certain fixed assets under non-cancelable operating leases. Rent expense under operating lease agreements was $21,796 for fiscal 2009, $20,482 for fiscal 2008 and $6,400 for fiscal 2007. Certain of these leases contain customary renewal and extension provisions.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
NOTE 9—STOCKHOLDERS’ EQUITY
Preferred Stock:
Under the Company’s Certificate of Incorporation, the maximum number of authorized shares of preferred stock, $0.01 par value, is 5,000. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation and conversion and redemption rights. No preferred stock was issued or outstanding for fiscal 2009 or fiscal 2008.
Common Stock:
Under the Company’s Certificate of Incorporation, the maximum number of authorized shares of common stock, $0.01 par value, is 90,000.
In August 2009, the Company completed a registered public offering of 5,439 common shares at $17.00 per share. Net proceeds from the sale of the common shares after deducting underwriting discounts and commissions and offering expenses were approximately $88,000.
Stockholders Right Plan:
On April 2, 2006, the Board of Directors authorized 95 shares of Series A Junior Preferred Stock (“Series A”) and declared a dividend distribution of one right (a “Right”) for each outstanding share of common stock to the stockholders of record on the close of business on April 14, 2006. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share of Series A, at a price of $85 per unit, subject to adjustment. However, the Rights are not exercisable unless certain events occur, such as a person or group acquiring or obtaining the right to acquire, or making a tender offer or exchange offer for, beneficial ownership of 20% or more of the Company’s outstanding common stock (or, in the case of any stockholder that as of April 2, 2006 beneficially owned 19% or more of the Company’s outstanding shares of common stock, 25.1% or more). Subject to certain exceptions, upon exercise of the Right, each holder of a Right will have the right to receive shares of the Company’s common stock, or other consideration, having a value equal to two times the exercise price of the Right. Additionally, at certain times, the Company has the right to redeem the Rights in whole, but not in part, at a price of $.001 per Right. The description and terms of the Rights are set forth in a Rights Agreement, dated April 2, 2006. The Rights will expire on April 14, 2016, unless the Rights are earlier redeemed or exchanged in accordance with the terms of the Rights Agreement. As of January 2, 2010, no Series A shares were issued or outstanding.
NOTE 10—STOCK AWARDS
The Company currently maintains the 2005 Equity Incentive Plan (“the Plan”) which provides for the grant of equity to certain employees, directors and other persons. As of January 2, 2010, 1,494 shares of common stock were available for future grants under the Plan. The equity awards granted under the Plan generally vest at various times over periods ranging up to five years and have terms of up to ten years after the date of grant, unless the optionee’s service to the Company is interrupted or terminated. Stock appreciation rights (“SARs”) may be granted under the Plan either alone or in tandem with stock options. No SARs have been granted to date under the plan.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
Stock Options and Warrants
The following table summarizes the stock option and warrant activity for fiscal 2009:

			Weighted
		Weighted	Average
	Number of	Average	Remaining	Aggregate
	Shares	Exercise	Contractual	Intrinsic
	(in thousands)	Price	Life (in years)	Value
Outstanding at January 3, 2009	4,244	$9.50
Granted	—	—
Exercised	(797)	$6.84
Forfeited/Cancelled	(195)	$13.94

Outstanding at January 2, 2010	3,252	$9.88	2.82	$50,434

Vested and expected to vest at January 2, 2010	3,252	$9.88	2.82	$50,434

Exercisable at January 2, 2010	3,252	$9.88	2.82	$50,434

No options or warrants were granted in fiscal 2009, fiscal 2008 or fiscal 2007. The total intrinsic value of options and warrants exercised was $6,736 for fiscal 2009, $511 for fiscal 2008 and $10,461 for fiscal 2007 as determined as of the date of exercise. Cash proceeds from options and warrants exercised during fiscal 2009 were $5,320. The Company recognized no stock-based compensation expense for options and warrants in fiscal 2009. For fiscal 2008, the Company recognized a stock-based compensation benefit of $30 due to forfeited shares in excess of the Company’s estimated forfeiture rate. The total stock-based compensation expense was $644 in fiscal 2007.
Restricted Stock Units and Awards
The following summarizes the restricted stock unit and restricted stock award activity for fiscal 2009:

		Weighted
	Number of	Average
	Shares	Grant Date
	(in thousands)	Fair Value
Nonvested shares at January 3, 2009	3,793	$18.86
Granted	1,809	$11.13
Vested	(1,015)	$15.97
Forfeited/Cancelled	(293)	$13.72

Nonvested shares at January 2, 2010	4,294	$16.64

During fiscal 2008, the Company granted to employees 2,942 restricted stock units of the Company’s common stock at a weighted average fair value at grant date of $14.28. During fiscal 2007, the Company granted to employees 1,095 restricted stock units of the Company’s common stock at a weighted average fair value at grant date of $20.16.
The total intrinsic value of restricted stock units that vested was $13,152 for fiscal 2009, $9,349 for fiscal 2008 and $4,676 for fiscal 2007. As of January 2, 2010, there was approximately $31,581 of unrecognized pre-tax compensation cost, net of forfeitures, related to nonvested stock units, which is expected to be recognized over a weighted average remaining period of approximately 2.25 years.
The total stock-based compensation expense recognized for restricted stock was $23,749 for fiscal 2009, $18,420 for fiscal 2008 and $7,384 for fiscal 2007.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
NOTE 11—INCOME TAXES
The loss before income taxes and the related benefit from income taxes were as follows:

	Fiscal Year Ended
	December 29,	January 3,	January 2,
	2007	2009	2010
Loss before income taxes:
Domestic	$(2,982)	$(20,588)	$1,541
Foreign	(864)	(9,968)	(10,225)

Total	$(3,846)	$(30,556)	$(8,684)

Provision for income taxes:
Current:
Federal	$64	$488	$588
State	682	1,765	1,554
Foreign	10	—	—

Total Current	$756	$2,253	$2,142

Deferred:
Federal	$(1,420)	$(10,252)	$4,123
State	(2,223)	1,339	(3,921)
Foreign	—	(925)	—

Total Deferred	$(3,643)	$(9,838)	$202

Total:
Federal	$(1,356)	$(9,764)	$4,711
State	(1,541)	3,104	(2,367)
Foreign	10	(925)	—

Total	$(2,887)	$(7,585)	$2,344

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
The significant components of net deferred tax assets and liabilities as of January 3, 2009 and January 2, 2010 consisted of the following:

	January 3,	January 2,
	2009	2010
Deferred tax assets:
Net operating loss carryforwards	$160,284	$195,484
Deferred revenue	8,810	8,008
Stock-based compensation	5,527	5,022
Investment impairment and losses	3,669	3,479
Allowance for sales returns	2,161	3,072
Alternative minimum tax credits	1,674	2,250
Research and development tax credits	1,217	1,390
Provision for doubtful accounts	779	1,294
Amortization	1,401	1,127
Accrued expenses	713	384
Inventory	1,264	104
Restructuring	66	41
Accrued bonus	2,758	—
Other	1,353	3,629

Total deferred tax assets	191,676	225,284
Valuation allowance	(123,491)	(157,960)

Total deferred tax assets, net of valuation allowance	68,185	67,324
Deferred tax liabilities:
Property and equipment	(2,891)	(3,174)
Amortization of intangibles	(17,518)	(45,845)
Interest on convertible notes	(18,355)	(14,492)

Total deferred tax liabilities	(38,764)	(63,511)

Net deferred tax asset	$29,421	$3,813

As of January 2, 2010, the Company had available federal, state and foreign net operating loss carryforwards of approximately $507,318, $268,592 and $18,705, respectively, which expire in the years 2010 through 2029. The Company will continue to monitor all available evidence related to its ability to utilize these tax attributes.
The Company’s net operating loss carryforwards expire as follows:

2010-2015	$59,307
2016-2021	396,526
2022-2029	338,782

$794,615
Realization is dependent on generating sufficient taxable income prior to expiration of the net operating loss carryforwards. Although realization is not assured, management believes it is more likely than not that the deferred asset, net of its related valuation allowance, will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.
Until the fourth quarter of fiscal 2006, in the opinion of management, the Company was not certain of the realization of its deferred tax assets. Thus, a valuation allowance had been provided against federal and state deferred tax assets. In the fourth quarter of fiscal 2006, the Company evaluated the need for a full valuation allowance and concluded that a portion of the valuation allowance should be reduced. The Company determined that it is more likely than not that it will realize the benefit of a portion of these deferred tax assets. This was based primarily on the Company’s earnings history over the prior three fiscal years as well as expected future taxable income. Each year, the Company updates its earnings history over the prior three years. The Company’s income tax expense/(benefit) included (increases)/decreases from valuation allowance adjustments of $3,122 for fiscal 2009, $2,085 for fiscal 2008 and ($294) for fiscal 2007. The valuation allowance increased by approximately $34,469 during fiscal 2009, primarily as a result of valuation allowances placed on newly acquired companies’ net operating loss carryforwards.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
The Company believes that it is more likely than not that the benefit from certain federal, state and foreign net operating loss carryforward will not be realized. Accordingly, the Company has provided a valuation allowance of approximately $141,106, $8,347 and $5,122 respectively, on the deferred tax asset relating to these net operating loss carryforwards. If or when recognized, the tax benefits relating to any reversal of the valuation allowance on deferred tax assets at January 2, 2010 of approximately $154,575 will be recognized as a reduction of income tax expense. Additionally, there is a valuation allowance on capital losses of $3,175 and on state credits of $210 as of January 2, 2010.
As defined by Section 382 of the Internal Revenue Code (“Section 382”), generally, upon a change of control, a company is subject to limitations on its ability to use its pre-change of control net operating losses and certain built-in losses and deductions to offset taxable income in future years. This limitation also applies to subsidiaries’ net operating losses acquired as a result of an acquisition. The amount of pre-change of control net operating losses that can be utilized in any post-change of control tax year is limited to the product of the value of the company immediately before the change of control, multiplied by the long-term tax-exempt interest rate that is published by the Internal Revenue Service, in effect at the time the change of control occurs (“Section 382 Limitation”). Any portion of these limited net operating losses not used in a particular year may be carried to subsequent years until such time as another change of control occurs or the net operating losses expire unused (based on the original expiration date). There is no limitation, under Section 382, on the use of post-change of control net operating losses unless another change of control occurs at which point the pre-change of control Section 382 Limitation amount would either remain the same, or be reduced if the company’s value had declined since the previous change of control. The Company has in previous years incurred a change of control as well as acquired net operating losses in subsidiary acquisitions. The Company has federal net operating losses of approximately $308,611 (out of a total of $507,318) which will expire as a result of the Section 382 Limitation regardless of the amount of future taxable income and thus has a full valuation allowance recorded against this deferred tax asset.
Prior to fiscal 2009, changes to valuation allowances recorded against deferred tax assets acquired in an acquisition reduced goodwill or other noncurrent intangible assets. Effective with fiscal 2009, accounting standards require changes to of these valuation allowances to be recorded as an adjustment to income tax expense.
In fiscal years 2009 and 2007, there was a tax benefit generated from stock-based compensation that decreased taxable income. The tax benefit increased additional paid-in capital by $1,176 and $4,537, respectively. In fiscal 2008, there was a reduction of tax benefit generated from stock-based compensation that increased taxable income. The tax reduction in tax benefit from this increase reduced additional paid-in capital by $919.
Included in the net operating loss deferred tax asset above is approximately $7,558 of the federal net operating loss carryforwards attributable to excess stock option deductions. Due to the provisions of accounting for share-based payments concerning the timing of tax benefits related to excess stock deductions that can be credited to additional paid in capital, the related valuation allowance cannot be reversed, even if the facts and circumstances indicate that it is more likely than not that the deferred tax asset can be realized. The valuation allowance will only be reversed as the related deferred asset is applied to reduce taxes payable. The Company follows tax law ordering to determine when such net operating loss has been realized.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
The differences between the statutory federal income tax rate and the effective income tax rate are provided in the following reconciliation:

	Fiscal Year Ended
	December 29,	January 3,	January 2,
	2007	2009	2010
Statutory federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) in taxes resulting from:
Foreign statutory rates differing from U.S. statutory rate	0.0%	(1.9%)	(5.7%)
Valuation allowance	7.7%	(6.8%)	(37.4%)
State taxes	31.1%	(1.0%)	18.4%
Non-deductible transaction costs	0.0%	0.0%	(8.5%)
Non-deductible officers compensation	0.0%	0.0%	(7.0%)
Non-deductible stock comp expense	0.0%	0.0%	(10.7%)
Other non-deductible items	0.0%	0.0%	(6.7%)
Other	1.3%	(0.5%)	(4.4%)

Effective income tax rate	75.1%	24.8%	(27.0%)

The Company and its subsidiaries are subject to income taxes in the U.S. federal jurisdiction and various state and foreign jurisdictions. Significant judgment is required in evaluating its tax positions and determining its provision for income taxes.
During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes liabilities for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite the Company’s belief that its tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of tax audit. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 29,	January 3,	January 2,
	2007	2009	2010
Balance at the beginning of the fiscal year	$437	$1,014	$1,708
Gross increases for tax positions related to current year	351	290	258
Gross increases for tax positions related to prior years	281	112	109
Gross increases acquired in acquisitions	—	347	—
Gross decreases for tax positions related to prior years	(28)	(55)
Gross decreases as a result of a lapse of the statute of limitations	(27)	—	(23)

Balance at the end of the fiscal year	$1,014	$1,708	$2,052

As of January 2, 2010, changes to the Company’s tax contingencies that are reasonably possible in the next 12 months are $0. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate were $2,052 as of January 2, 2010 and $1,708 as of January 3, 2009. Unrecognized tax benefits related to the opening balance sheet of acquired companies was $0 as of January 2, 2010 and $347 as of January 3, 2009.
The Company’s policy is to include interest and penalties related to the Company’s tax contingencies in income tax expense. The total amount of interest and penalties related to uncertain tax positions and recognized in the statement of earnings for fiscal 2009 and fiscal 2008 was $78 and $83, respectively. The total amount of interest and penalties related to uncertain tax positions and recognized in the balance sheet was $230 as of January 2, 2010 and $152 as of January 3, 2009.
The Company is not currently undergoing any income tax audits nor has it been notified of any pending audits. For U.S. federal income taxes, the statute of limitations has expired through fiscal year 2005. The Internal Revenue Service cannot assess additional taxes for closed years, but can adjust the net operating loss carryforward generated in those closed years until the statute of limitations for the year the net operating loss is utilized has expired.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
The Company does not provide for U.S. taxes on undistributed earnings of foreign subsidiaries since the Company intends to invest such undistributed earnings indefinitely outside of the U.S. If such amounts were repatriated, the amount of U.S. income taxes would be immaterial.
NOTE 12—LOSS PER SHARE
Basic loss per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the fiscal year. Diluted loss per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the fiscal year including the dilutive effect of (i) stock awards as determined under the treasury stock method, and (ii) convertible debt instruments as determined under the if-converted method.
The following is a summary of the securities outstanding during the respective periods that have been excluded from the calculations because the effect on net income per share would have been anti-dilutive:

	Fiscal Year Ended
	December 29,	January 3,	January 2,
	2007	2009	2010
Stock units and awards	1,875	3,792	4,294
Stock options and warrants	4,393	4,244	3,252
Convertible notes	5,715	8,229	8,229

	11,983	16,265	15,775

NOTE 13—MAJOR SUPPLIERS/ECONOMIC DEPENDENCY
The Company purchased inventory from one supplier amounting to $41,337 or 18.2% of total inventory purchased during fiscal 2009, from two suppliers amounting to $39,788 or 16.8% and $29,989 or 12.7% of total inventory purchased during fiscal 2008, and from two suppliers amounting to $44,201 or 18.0% and $31,288 or 12.7% of total inventory purchased during fiscal 2007.
For fiscal 2009, sales to customers through one of the Company’s client’s e-commerce businesses accounted for 11.1% of the Company’s net revenues, sales through another one of the Company’s client’s e-commerce businesses accounted for 10.2% of the Company’s net revenues, and sales through the Company’s top five client’s e-commerce businesses accounted for 36.9% of the Company’s net revenues.
For fiscal 2008, sales to customers through one of the Company’s client’s e-commerce businesses accounted for 11.5% of the Company’s net revenues, sales through another one of the Company’s client’s e-commerce businesses accounted for 11.5% of the Company’s net revenues, and sales through the Company’s top five client’s e-commerce businesses accounted for 38.0% of the Company’s net revenues.
For fiscal 2007, sales to customers through one of the Company’s client’s e-commerce businesses accounted for 13.2% of the Company’s net revenues, sales through another one of the Company’s client’s e-commerce businesses accounted for 11.9% of the Company’s net revenues, and sales through the Company’s top five client’s e-commerce businesses accounted for 45.3% of the Company’s net revenues.
No other supplier amounted to more than 10% of total inventory purchased for any period presented, nor did any one customer account for more than 10% of net revenues for any period presented.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
NOTE 14—SEGMENT INFORMATION
Effective upon the acquisition of RCI, the Company expanded its operating structure from two to three reportable segments: e-commerce services, interactive marketing services and consumer engagement. For e-commerce services, the Company delivers customized solutions to its clients through an integrated platform which is comprised of three components: technology, fulfillment and customer care. For interactive marketing services, the Company offers a comprehensive digital and traditional agency and e-mail marketing services that include brand development and strategic account planning, user experience and creative design, interactive marketing, traditional advertising, media buying, video, marketing content and promotional development, e-mail marketing and distribution, Web store usability, and product photography and content development. For consumer engagement, the Company offers an online platform on which retailers and brands can sell excess inventory through private sales as well as in the off-price marketplace. The private sales channel is an online platform that uses sales limited in time and inventory to create an efficient and effective channel for brands to sell excess inventory in a brand-friendly environment designed to protect the brand’s image and enhance brand visibility. Our off-price marketplace is an online alternative sales channel for manufacturers, brands, distributors and other retailers to liquidate inventory.
Prior to the second fiscal quarter of 2010, the Company managed its segments based on an internal management reporting process that provides segment revenue and segment operating income before depreciation, amortization, stock-based compensation expense and changes in fair value of deferred acquisition payments for determining financial decisions and allocating resources. Beginning in the second fiscal quarter of 2010, the Company changed the way it manages its segments, makes financial decisions and allocates resources to segment revenue and segment costs and expenses before depreciation, amortization, changes in fair value of deferred acquisition payments, stock-based compensation expense and the following expenses relating to acquisitions: transaction expenses, due diligence expenses, integration expenses, non-cash inventory valuation adjustments and the cash portion of any deferred acquisition payments recorded as compensation expense. The Company believes that this new measure of segment profit/loss is an appropriate measure of evaluating the operational performance of the Company’s segments. The Company uses this financial measure for financial and operational decision making and as a means to evaluate segment performance. It is also used for planning, forecasting and analyzing future periods. This measure should be considered in addition to, not as a substitute for, or superior to, income from operations or other measures of financial performance prepared in accordance with principles generally accepted in the United States of America. The Company has conformed its fiscal 2007, 2008 and 2009 segment disclosures to its new measure of segment profit/loss in the tables below.
The Company manages its working capital on a consolidated basis and does not allocate long-lived assets to segments. In addition, segment assets are not reported to, or used by, the Company and therefore, total segment assets have not been disclosed.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
The following tables present summarized information by segment:

	Fiscal Year Ended December 29, 2007
	E-Commerce	Marketing	Intersegment
	Services	Services	Eliminations	Consolidated
Net revenues	$737,832	$26,894	$(14,769)	$749,957

Segment costs and expenses	690,131	22,278	(14,769)	697,640

Segment profit	47,701	4,616	—	52,317
Acquisition related integration, transaction, due diligence expenses, non-cash inventory valuation adjustments, and the cash portion of deferred acquisition payments recorded as compensation expense				1,619
Depreciation and amortization				37,337
Stock-based compensation expense				9,042

Income from operations				4,319

Interest expense				12,191
Interest income				(9,270)
Other expense, net				237
Impairment of equity investments				5,007

Loss before income taxes				$(3,846)

	Fiscal Year Ended January 3, 2009
	E-Commerce	Marketing	Intersegment
	Services	Services	Eliminations	Consolidated
Net revenues	$900,040	$84,508	$(17,622)	$966,926

Segment costs and expenses	833,174	69,442	(17,622)	884,994

Segment profit	66,866	15,066	—	81,932
Acquisition related integration, transaction, due diligence expenses, non-cash inventory valuation adjustments, and the cash portion of deferred acquisition payments recorded as compensation expense				4,636
Depreciation and amortization				68,153
Stock-based compensation expense				19,403

Loss from operations				(10,260)

Interest expense				18,841
Interest income				(1,772)
Other expense, net				1,562
Impairment of equity investments				1,665

Loss before income taxes				$(30,556)

	Fiscal Year Ended January 2, 2010
	E-Commerce	Marketing	Consumer	Intersegment
	Services	Services	Engagement	Eliminations	Consolidated
Net revenues	$879,575	$127,580	$26,347	$(29,287)	$1,004,215

Segment costs and expenses	805,170	96,980	24,971	(29,287)	897,834

Segment profit	74,405	30,600	1,376	—	106,381
Acquisition related integration, transaction, due diligence expenses, non-cash inventory valuation adjustments, and the cash portion of deferred acquisition payments recorded as compensation expense					7,007
Depreciation and amortization					63,395
Changes in fair value of deferred acquisition payments					951
Stock-based compensation expense					24,762

Income from operations					10,266

Interest expense					19,430
Interest income					(478)
Other expense, net					(2)

Loss before income taxes					$(8,684)

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
The Company has two product groups and one service group. The two product groups consist of the sale of general merchandise and freight revenue, which collectively represents the Company’s net revenues from product sales. The following table represents net revenues attributable to the Company’s product and service groups:

	Fiscal Year Ended
	December 29,	January 3,	January 2,
	2007	2009	2010
Product groupings:
General merchandise	$429,324	$456,886	$409,198
Freight	82,870	120,187	133,051

Service fees	237,763	389,853	461,966

Total net revenues	$749,957	$966,926	$1,004,215

The Company’s operations are substantially within the United States.
NOTE 15—RELATED PARTY TRANSACTIONS
On October 17, 2008, the Company entered into a letter agreement with Linens Holding Co. (“Linens”) and Hilco Consumer Capital, L.P. (“HCC”), pursuant to which HCC and the Company would act jointly as agent for Linens to liquidate, on the LNT.com Web store, certain inventory owned by Linens located at one of the Company’s fulfillment centers. On October 16, 2008 the Company and HCC entered into a letter agreement outlining the terms of their joint agency with respect to the merchandise, pursuant to which the Company would receive a percentage of the sales price of the merchandise for performing all services necessary to take orders, process and ship the merchandise. M. Jeffrey Branman, one of the Company’s directors, serves as Managing Director of Hilco Consumer Capital, LLC, the managing partner of HCC. The Company recognized net revenues of $784 during fiscal 2009 and $6,617 during fiscal 2008 on sales of merchandise pursuant to the agency arrangement between the Company, HCC and Linens. The percentage of the sales price earned by the Company under these letter agreements is comparable to the percentage of the sales price earned by the Company under its e-commerce agreement with Linens prior to its liquidation.
On February 22, 2010, Liberty Media Corporation, through its subsidiary QVC, Inc., and QVC’s affiliate QK Holdings, Inc., sold 9,249 shares of the Company’s outstanding common stock, which represented its entire ownership of the Company. On April 13, 2007, the Company entered into an E-Commerce Distribution Agreement with QVC, Inc. (the “New QVC Agreement”) that replaced its existing agreement with iQVC, a division of QVC (the “Old QVC Agreement”), under which the Company provided technology, procurement and fulfillment services for QVC, including selling sporting goods, recreational and/or fitness related equipment and related products, apparel and footwear to QVC for resale through the QVC Web site. Under the New QVC Agreement, the Company provides procurement and fulfillment services for QVC, including selling sporting goods, recreational and/or fitness related equipment and related products, apparel and footwear to QVC for resale through the QVC Web site. The terms of these sales are comparable to those with other similar clients.
On May 11, 2007, the Company entered into an agreement with QVC, Inc. (the “QVC NFL Agreement”), pursuant to which the Company makes NFL licensed merchandise available to QVC for QVC to sell both on its website and on live direct response television programs. The Company will be the exclusive provider of NFL licensed merchandise to QVC, subject to limited exceptions, and the Company’s fulfillment network will fulfill product orders received from QVC’s website and the QVC live direct response programs.
The Company recognized net revenues of $10,140 during fiscal 2009, $8,504 during fiscal 2008 and $7,809 during fiscal 2007 on sales to QVC under these agreements. The Company had accounts receivable of $406 as of January 2, 2010, and $35 as of January 3, 2009.

GSI COMMERCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
Michael Rubin, chairman, president and CEO of the Company, was the owner of approximately 1.6 percent of RCI’s capital stock (on a fully-diluted as-converted basis). Upon acquisition, Mr. Rubin received $1,324 in cash (of which $71 is currently being held in escrow to secure post-closing indemnification obligations of the stockholders and optionholders of RCI) and 76 shares of the Company’s common stock (of which 11 shares are currently being held in escrow).
NOTE 16—QUARTERLY RESULTS (UNAUDITED)
The following tables contain selected unaudited Statement of Operations information for each quarter of fiscal 2008 and 2009. The Company believes that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	For the Fiscal Year Ended January 3, 2009
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Net revenues	$195,543	$193,209	$186,794	$391,380
Income (loss) from operations	$(18,877)	$(17,372)	$(16,533)	$42,522
Net income (loss)	$(11,498)	$(20,347)	$(14,195)	$23,069
Income (loss) per share — basic(1)	$(0.25)	$(0.43)	$(0.30)	$0.48
Income (loss) per share — diluted(1)	$(0.25)	$(0.43)	$(0.30)	$0.45
Weighted average shares outstanding — basic	46,924	47,364	47,488	47,595
Weighted average shares outstanding — diluted	46,924	47,364	47,488	56,729

	For the Fiscal Year Ended January 2, 2010
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Net revenues	$196,475	$187,181	$190,311	$430,248
Income (loss) from operations	$(14,534)	$(12,277)	$(9,913)	$46,990
Net income (loss)	$(12,110)	$(13,113)	$(9,406)	$23,601
Income (loss) per share — basic(1)	$(0.25)	$(0.27)	$(0.18)	$0.41
Income (loss) per share — diluted(1)	$(0.25)	$(0.27)	$(0.18)	$0.38
Weighted average shares outstanding — basic	47,926	48,681	51,910	57,310
Weighted average shares outstanding — diluted	47,926	48,681	51,910	68,595

(1)	The sum of the quarterly per share amounts may not equal per share amounts reported for year-to-date periods. This is due to changes in the number of weighted average shares outstanding and the effects of rounding for each period.
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